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                                                              Exhibit 99(d)(12)


                                  E-MEDSOFT.COM
                        200 Brickstone Square, Suite 403
                          Andover, Massachusetts 01810

                                                               October 18, 2001

Mr. Stephen Savitsky
Mr. David Savitsky
Mr. Dale R. Clift
c/o Tender Loving Care Health
       Care Services, Inc.
1983 Marcus Avenue
Lake Success, New York  11042

Gentlemen:

         We refer to (i) the Employment Agreements, each dated as of the date hereof (collectively, the "Employment Agreements"), between Tender Loving Care Health Care Services, Inc. ("Company") and Stephen Savitsky, David Savitsky and Dale R. Clift, respectively, and (ii) the Agreement, dated the date hereof, by and among Company, Stephen Savitsky, David Savitsky and Dale R. Clift (the "Additional Payment Agreement").

         E-MedSoft.com hereby guarantees the payment by Company to Stephen Savitsky, David Savitsky and Dale R. Clift of (i) their respective "Signing Bonus" (as such term is defined in the Employment Agreements) payable by Company to each such person and (ii) the amounts payable by Company to each such person under the Additional Payment Agreement. E-MedSoft.com shall make such payments to such persons directly or shall contribute such amounts to Company and cause Company to make such payments to such persons when due.

                                            E-MEDSOFT.COM

                                            By: /s/ Frank Magliochetti
                                                --------------------------------
                                                Frank Magliochetti
                                                President and Co-Chief
                                                Executive Officer